Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-125926, 333-141807, 333-152755 and 333-159886 of ABIOMED, Inc. on Form S-3 and Registration Statement Nos. 33-23053, 33-38030, 33-65192, 333-38865, 333-66029, 333-103245, 333-114066, 333-123675, 333-123676, 333-132054, 333-152989, 333-176620 and 333-186613 of ABIOMED, Inc. on Form S-8 of our report dated September 12, 2014, related to the financial statements of AIS GmbH Aachen Innovative Solutions as of and for the years ended December 31, 2013 and 2012, and appearing in this Current Report on Form 8-K/A of ABIOMED, Inc. dated July 1, 2014.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Dusseldorf, Germany, 12 September 2014